Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard, Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3222

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Reports First Quarter FY15 Operating Results

First Quarter Sales Were $1.3 Billion, Up 18 Percent Year Over Year

First Quarter Operating Profit Was $156 Million, Up 24 Percent Year Over Year

First Quarter Fully Diluted EPS Was $2.59, Up 16 Percent Year Over Year

ATK Increases FY15 Full-Year EPS and Free Cash Flow Guidance

Arlington, Va., July 31, 2014 — ATK (NYSE: ATK) today reported operating results for the first quarter of its Fiscal Year 2015 (FY15), which ended on June 29, 2014.

ATK reported first quarter sales of $1.3 billion, up 18 percent from the prior-year quarter, due to higher sales in the Sporting Group (including acquisitions) and the Aerospace Group, partially offset by a decrease in the Defense Group.

Operating profit in the first quarter was $156 million, an increase of approximately $30 million from the prior-year period. Excluding facility rationalization, transaction costs, and the Radford Army Ammunition Plant (RFAAP) pension segment close out, FY15 first quarter adjusted operating profit increased 35 percent to approximately $170 million compared to $126 million in the first quarter of FY14 (see reconciliation table for details). The increase was primarily driven by higher profit in the Sporting Group (including acquisitions) and lower pension expense, partially offset by lower profit, as expected, in the Defense Group. This lower profit resulted from the transition to a new contract and the absence of prior-year performance improvements in the Small Caliber Systems division. Net income for the quarter was up 19 percent to $85.6 million compared to $72 million in the prior-year quarter. Adjusted net income increased 31 percent to $94 million (see reconciliation table for details). The increase relative to prior-year adjusted net income was due to higher profit, partially offset by higher interest expense resulting from increased debt.

Fully diluted earnings per share (EPS) in the quarter were $2.59 compared to $2.24 in the prior-year period. Adjusted first quarter fully diluted EPS increased 28 percent to $2.86 (see reconciliation table for details). First quarter EPS increased due to higher net income, partially offset by increased share count.

First quarter orders were $1.3 billion, down from $1.4 billion, driven by lower orders in ATK's Sporting and Aerospace Groups, partially offset by an increase in the Defense Group. ATK's book-to-bill ratio for the quarter was 1.0. (Please see segment and corporate results below.)

"ATK had a strong financial quarter with year-over-year increases in sales, operating profit and EPS," said Mark DeYoung, ATK President and Chief Executive Officer. "The company also achieved significant milestones in all three groups during the quarter. The Aerospace Group recorded strong performance across its programs. The Defense Group secured new orders from U.S. allies in support of our international growth strategy. And the Sporting Group delivered 13 percent organic sales growth and an increase of 50 percent organic operating profit."

SUMMARY OF REPORTED RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group. The following tables present the company’s results for the first quarter of the fiscal year, which ended June 29, 2014 (in thousands).

Sales:

	Quarters Ended
	June 29, 2014	June 30, 2013	$ Change	% Change
Aerospace Group	$332,920	$307,188	$25,732	8.4%
Defense Group	442,151	474,816	(32,665)	(6.9)%
Sporting Group	563,612	358,310	205,302	57.3%
Eliminations	(63,292)	(61,571)	(1,721)	2.8%
Total sales	$1,275,391	$1,078,743	$196,648	18.2%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended
	June 29, 2014	June 30, 2013	$ Change	% Change
Aerospace Group	$38,378	$37,086	$1,292	3.5%
Defense Group	45,144	62,088	(16,944)	(27.3)%
Sporting Group	78,963	44,117	34,846	79.0%
Corporate	(6,930)	(17,666)	10,736	(60.8)%
Total operating profit	$155,555	$125,625	$29,930	23.8%

AEROSPACE GROUP

First quarter sales were up 8 percent to $333 million compared to $307 million in the prior-year quarter, primarily driven by increased sales in the Aerospace Structures and Space Systems Operations divisions, partially offset by a decrease in the Space Components division.

Operating profit in the quarter increased 3 percent to $38 million compared to $37 million in the prior-year quarter. The increase was driven by higher sales, partially offset by the absence of improved profit expectations in the Space Systems Operations division recorded in the prior year.

DEFENSE GROUP

Sales in the first quarter were down 7 percent to $442 million compared to $475 million in the prior-year quarter. Excluding the RFAAP pension segment close out, adjusted first quarter sales were $439 million (see reconciliation table for details). As expected, lower volumes and pricing under a new contract in the Small Caliber Systems division, as well as the absence of the prior-year performance improvements on a program within that division, contributed to the Defense Group's sales decrease, which was partially offset by foreign military sales.

Operating profit for the quarter was down 27 percent to $45 million compared to $62 million in the prior-year quarter. The decrease was driven by reduced sales as noted above.

SPORTING GROUP

First quarter sales increased 57 percent to $564 million compared to $358 million in the prior-year quarter. Organic sales increased 13 percent. Sales from Savage and Bushnell were $42 million and $125 million, respectively.

Operating profit in the first quarter increased 79 percent to $79 million compared to $44 million in the prior-year quarter. Organic operating profit increased 50 percent, driven by additional sales as noted above, product mix, and the absence of prior-year restructuring and inventory write-offs for military accessories. Operating profit from Savage and Bushnell was $8 million and $5 million, respectively, including transition costs for Bushnell.

CORPORATE AND OTHER

In the first quarter, corporate and other expense totaled $7 million compared to an expense of $18 million in the prior-year quarter. On an adjusted basis, corporate and other was income of $7 million (see reconciliation table for details). This year-over-year improvement reflects lower pension expense. Interest expense was $23 million compared to $14 million in the prior-year quarter, primarily reflecting the increased average debt level as a result of the November 2013 acquisition of Bushnell.
The tax rate for the quarter was 35.2 percent compared to 35.5 percent in the prior-year quarter. The lower tax rate is primarily due to nondeductible acquisition-related costs in the prior year, offset by the absence of the Federal R&D tax credit in the current year.

Free cash flow use was $128 million down from a use of $165 million in the prior year (see reconciliation table for details), primarily due to lower pension contributions.

OUTLOOK

ATK reaffirms its FY15 full-year guidance for sales in the range of $5.15 billion to $5.25 billion, and is increasing FY15 full-year guidance for EPS and free cash flow. ATK now expects FY15 EPS, excluding transaction costs for the full year, in a range of $11.50 to $11.90 (see reconciliation table for details), up from previous guidance of $10.80 to $11.20. The increase in EPS guidance reflects strong performance in the quarter, and the retirement of the convertible notes and the tax rate change of $0.25 and $0.15, respectively. The company now expects full-year FY15 free cash flow, excluding transaction costs, in a range of $280 million to $305 million (see reconciliation table for details), up from $250 million to $275 million, due to the strong performance as noted above.

Due to ATK's tender offer for its outstanding 3.00% convertible notes, the FY15 share count is estimated to be approximately 32 million shares.

The effective tax rate for the year is expected to be approximately 34 percent, down from previous guidance of approximately 35 percent, due primarily to a higher Domestic Manufacturing Deduction and lower state taxes. This assumes retroactive extension of the Federal R&D tax credit that expired on December 31, 2013.

The FY15 guidance above is for ATK's ongoing operation in its current form and does not include any impact for the proposed tax-free spin-off of the company's Sporting Group to ATK shareholders and the tax-free, all-stock merger between ATK's Aerospace and Defense Groups and Orbital Sciences Corporation (NYSE: ORB), which was announced on April 29, 2014.

"ATK performed very well in the quarter, and we expect to continue delivering strong results for the full year," said Neal Cohen, ATK Executive Vice President and Chief Financial Officer. "This outlook is reflected in our raised FY15 guidance and our recent execution of the tender offer, which retired more than 90 percent of our convertible notes."

Reconciliation of Non-GAAP Financial Measures

Sales, EBIT, Margins, and Earnings Per Share

The Sales, EBIT, Margins, and Earnings Per Share (EPS) excluding corporate facility rationalization costs, transaction costs associated with proposed transactions, and Radford pension segment close out are non-GAAP financial measures that ATK defines as Sales, EBIT, Margins, and EPS excluding the impact of these items. ATK management is presenting these measures so a reader may compare Sales, EBIT, Margins, and EPS excluding these items as the measures provide investors with an important perspective on the operating results of the Company. ATK management uses these measurements internally to assess business performance, and ATK’s definition may differ from those used by other companies.

Total ATK for the Quarter Ended

June 29, 2014:

	Sales	EBIT	Margin	Taxes	Net Income	EPS
As reported	$1,275,391	$155,555	12.2%	$46,498	$85,598	$2.59
Facility Rationalization	—	10,623		4,037	6,586	0.20
Transaction Costs		6,682		2,539	4,143	0.13
Radford pension segment close out	$(3,074)	(3,074)		(1,168)	(1,906)	(0.06)
As adjusted	$1,272,317	$169,786	13.3%	$51,906	$94,421	$2.86

Defense Group for the Quarter Ended

June 29, 2014:

	Sales	EBIT	Margin
As reported	$442,151	$45,144	10.2%
Radford pension segment close out	(3,074)
As adjusted	$439,077	$45,144	10.3%

Corporate for the Quarter Ended

June 29, 2014:

EBIT
As reported	$(6,930)
Facility Rationalization	10,623
Transaction Costs	6,682
Radford pension segment close out	(3,074)
As adjusted	$7,301

Adjusted Earnings Per Share-Guidance Reconcilation Table

The projected Adjusted Earnings Per Share (EPS), excluding transaction costs for the full year, associated with proposed transactions is a non-GAAP financial measure that ATK defines as EPS excluding the impact of this item. ATK management is presenting this measure so a reader may compare EPS excluding this item as this measure provides investors with an important perspective on the operating results of the Company. ATK management uses this measurement internally to assess business performance, and ATK’s definition may differ from those used by other companies.

Current FY15 Full Year Guidance	Low	High
EPS Guidance including transaction costs	$11.37	$11.77
Transaction costs incurred to date	0.13	0.13
Adjusted EPS Guidance	$11.50	$11.90

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures and excluding transaction costs incurred to date. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Quarter ended June 29, 2014	Quarter ended June 30, 2013	Projected Year Ending March 31, 2015
Cash provided by operating activities	$(99,840)	$(135,763)	$411,000–$436,000
Capital expenditures	(29,501)	(29,552)	~(135,000)
Transaction costs incurred to date, net of tax	1,117		~4,000
Free cash flow	$(128,224)	$(165,315)	$280,000–$305,000

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk, or on Twitter @ATK.
Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: the risk that the anticipated benefits and cost savings from the Bushnell transaction may not be fully realized or may take longer than expected to realize; assumptions regarding the demand for Bushnell's products; the ability of ATK to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Bushnell; costs or difficulties related to the integration of Bushnell; and changes in the business, industry or economic conditions or competitive environment; assumptions related to the profitability of commercial aerospace structures programs; uncertainties related to the development of NASA's new Space Launch System; demand for commercial and military ammunition; sales levels of firearms; changes in federal and state firearms and ammunition regulation; changes in governmental spending, budgetary policies, including the impacts of sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company's competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with compliance and diversification into new markets, including international markets; assumptions regarding the company's long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices and production costs; foreign currency exchange rates and fluctuations in those rates; assumptions regarding orders; the terms and timing of awards and contracts; program performance; program terminations; the outcome of contingencies, including litigation and environmental remediation; cybersecurity and other industrial and physical security threats; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company's shares outstanding; the availability of capital market financing; changes to accounting standards or policies; changes in tax rules or pronouncements; economic conditions; and the company's capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.
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ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(preliminary and unaudited)

	QUARTERS ENDED
(Amounts in thousands except per share data)	June 29, 2014	June 30, 2013
Sales	$1,275,391	$1,078,743
Cost of sales	964,806	836,731
Gross profit	310,585	242,012
Operating expenses:
Research and development	8,814	10,425
Selling	63,122	42,764
General and administrative	83,094	63,198
Income before interest, income taxes, and noncontrolling interest	155,555	125,625
Interest expense	(23,416)	(13,890)
Interest income	26	67
Income before income taxes and noncontrolling interest	132,165	111,802
Income tax provision	46,498	39,661
Net income	85,667	72,141
Less net income attributable to noncontrolling interest	69	103
Net income attributable to Alliant Techsystems Inc.	$85,598	$72,038
Alliant Techsystems Inc. earnings per common share:
Basic	$2.71	$2.26
Diluted	$2.59	$2.24
Cash dividends paid per share	$0.32	$0.26
Alliant Techsystems Inc. weighted-average number of common shares outstanding:
Basic	31,640	31,892
Diluted	33,108	32,099
Net Income (from above)	$85,667	$72,141
Other comprehensive income (loss), net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service credits for pension and postretirement benefit plans recorded to net income, net of tax benefit of $2,958 and $2,830	(4,758)	(4,511)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(11,587), and $(14,319)	18,636	22,653
Change in fair value of derivatives, net of tax (expense) benefit of $(2,101), and $3,817	3,356	(5,981)
Other, net of tax (expense) benefit of $(100) and $12	160	(20)
Change in cumulative translation adjustment, net of income taxes of $749, and $0	1,196	—
Total other comprehensive income	$18,590	$12,141

Comprehensive income	104,257	84,282
Less comprehensive income attributable to noncontrolling interest	69	103
Comprehensive income attributable to Alliant Techsystems Inc.	$104,188	$84,179

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	June 29, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$132,739	$266,632
Net receivables	1,686,669	1,473,820
Net inventories	562,216	558,250
Deferred income tax assets	93,914	93,616
Other current assets	64,556	69,280
Total current assets	2,540,094	2,461,598
Net property, plant, and equipment	693,353	697,551
Goodwill	1,920,914	1,916,921
Net intangible assets	569,775	577,850
Deferred charges and other non-current assets	120,821	117,226
Total assets	$5,844,957	$5,771,146
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$247,666	$249,228
Accounts payable	318,358	315,605
Contract advances and allowances	120,032	105,787
Accrued compensation	91,139	128,821
Accrued income taxes	36,455	7,877
Other accrued liabilities	293,143	322,832
Total current liabilities	1,106,793	1,130,150
Long-term debt	1,843,750	1,843,750
Deferred income tax liabilities	129,363	117,515
Postretirement and postemployment benefits liabilities	71,884	74,874
Accrued pension liability	550,244	557,775
Other long-term liabilities	119,235	124,944
Total liabilities	$3,821,269	$3,849,008
Commitments and contingencies
Common stock—$.01 par value:
Authorized—180,000,000 shares, Issued and outstanding—31,934,727 shares at June 29, 2014 and 31,842,642 shares at March 31, 2014	319	318
Additional paid-in-capital	540,080	534,015
Retained earnings	2,864,643	2,789,264
Accumulated other comprehensive loss	(662,219)	(680,809)
Common stock in treasury, at cost—9,641,470 shares held at June 29, 2014 and 9,712,877 shares held at March 31, 2014	(729,767)	(731,213)
Total Alliant Techsystems Inc. stockholders' equity	2,013,056	1,911,575
Noncontrolling interest	10,632	10,563
Total equity	2,023,688	1,922,138
Total liabilities and equity	$5,844,957	$5,771,146

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	QUARTERS ENDED
(Amounts in thousands)	June 29, 2014	June 30, 2013
Operating Activities
Net income	$85,667	$72,141
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	24,949	23,143
Amortization of intangible assets	8,369	2,734
Amortization of debt discount	1,927	1,799
Amortization of deferred financing costs	1,174	899
Deferred income taxes	49	54
(Gain) loss on disposal of property	761	87
Share-based plans expense	3,861	3,012
Excess tax benefits from share-based plans	(6,739)	(622)
Changes in assets and liabilities:
Net receivables	(212,474)	(868)
Net inventories	(3,980)	(18,208)
Accounts payable	8,989	(175,904)
Contract advances and allowances	14,245	(18,681)
Accrued compensation	(50,797)	(46,601)
Accrued income taxes	42,392	30,865
Pension and other postretirement benefits	11,267	(12,918)
Other assets and liabilities	(29,500)	3,305
Cash used for operating activities	(99,840)	(135,763)
Investing Activities
Capital expenditures	(29,501)	(29,552)
Acquisition of business, net of cash acquired	—	(313,963)
Proceeds from the disposition of property, plant, and equipment	2,168	5,190
Cash used for investing activities	(27,333)	(338,325)
Financing Activities
Borrowings on line of credit	65,000	200,000
Payments on line of credit	(65,000)	—
Payments made on bank debt	(3,489)	(12,500)
Purchase of treasury shares	—	(24,322)
Dividends paid	(10,219)	(8,372)
Proceeds from employee stock compensation plans	—	656
Excess tax benefits from share-based plans	6,739	622
Cash (used for) provided by financing activities	(6,969)	156,084
Effect of foreign exchange rate fluctuations on cash	249	—
Decrease in cash and cash equivalents	(133,893)	(318,004)
Cash and cash equivalents at beginning of period	266,632	417,289
Cash and cash equivalents at end of period	$132,739	$99,285